Exhibit 99.1

Media Contact:	Investor Contact:	Agency Contact:
Maureen Hart	James L. Kawski	Heather Smith
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	The Loomis Group Inc.
Tel: (978) 787-4266	Tel: (978) 787-4268	Tel: (617) 638-0022
Fax: (978) 787-4275	Fax: (978) 787-9133	Fax: (617) 638-0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	smithh@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR 2005

BEVERLY, Mass. — February 8, 2006 – Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for its fourth quarter and full-year ended December 31, 2005.  The Company reported revenues of $92.9 million, compared to $87.4 million for the third quarter of 2005. Worldwide revenues for the fourth quarter, which include revenues of SEN, the Company’s 50% owned joint venture in Japan, were $155.1 million, compared to $126.3 million for the preceding quarter. Net loss for the fourth quarter was $1.3 million, or $0.01 per share, which included restructuring and related costs of $1.7 million, or $0.02 per share. The net loss for the third quarter of 2005 was $5.2 million, or $0.05 per share.

For the full year 2005, the Company reported revenues of $372.5 million compared with $508.0 million in 2004. Worldwide revenues, which include revenues of SEN, were $627.4 million in 2005 compared to $837.7 million in 2004. Net loss for the year was $3.9 million, or $0.04 per share, including the effect of relocation and restructuring charges of $11.4 million, or $0.11 per share, related to the consolidation of the Company’s Rockville, MD and Beverly, MA operations. The Company reported net income of $74.2 million, or $0.73 per diluted share, in 2004.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “Our operating results exceeded our guidance for the fourth quarter reflecting continuing improvements to our cost structure and stronger gross margins.  We achieved a 96% quarter-over-quarter increase in systems orders by successfully penetrating the market with our new Optima ion implant platform and capitalizing on the continued demand for our multiwafer implanters.”

“Customers have been actively seeking alternative tools in the market, and they are responding very enthusiastically to the Optima platform.  This is validated by the fact that we met our goal to achieve 10 design-in wins for tools based on Optima technology in 2005.  Last month, we followed up the successful market penetration of the Optima MD mid dose implanter with the launch of the Optima HD high dose implanter.  We expect to ship our first Optima HDs in the second quarter of this year and anticipate shipments of Optima products to exceed $60 million for 2006. With improving market conditions, and the traction we are gaining with our new tools, we are confident about the year ahead.”

Axcelis believes that reporting the combined revenues of SEN, a 50% owned unconsolidated subsidiary of Axcelis, with Axcelis’ own revenues, is useful to investors.  SEN’s ion implant products are covered by a license from Axcelis and therefore the combined revenue of the two companies indicates the full market penetration of Axcelis’ technology.

Fourth Quarter Detail

Shipments and Margins

Shipments before provision for deferred revenue for the fourth quarter on a worldwide basis, including SEN, totaled $144.8 million with shipments, excluding SEN, totaling $85.6 million. Worldwide shipments, including SEN, were up 1.3% from the third quarter of 2005 and Axcelis shipments, excluding SEN, were down 3.7%.

Geographically, Axcelis systems shipments, excluding SEN, were to: Asia 71%, North America 22% and Europe 7%.

The ion implantation business (excluding SEN) accounted for 81% of total shipments in the fourth quarter while other products (RTP, Dry Strip and Curing) accounted for 19%.

Service revenue (service labor, spare parts and consumables), excluding SEN, was $40.9 million for the quarter, up 4.1% from the third quarter of 2005.

Gross margin for the fourth quarter was 40.9%, at the same level reported for the preceding quarter.

Orders and Backlog

Orders (new systems bookings and service excluding SEN) received for the fourth quarter totaled $98.8 million, compared to $68.9 million for the third quarter of 2005. New system bookings, excluding service, amounted to $57.9 million compared to $29.6 million for the preceding quarter. Worldwide orders, including SEN, were $151.0 million, compared to $118.3 million for the third quarter of 2005.

Backlog plus deferred systems revenue at quarter end was $88.3 million, an increase of 10.1% since the end of the third quarter of 2005. Backlog consists of systems only (i.e., excluding service contracts) that are generally scheduled to ship within six months.

Balance Sheet

Cash, cash equivalents and short-term investments decreased by $7.8 million to $176.4 million at December 31, 2005. The Company ended the year with working capital of $301 million.

Business Outlook

Axcelis’ financial outlook for the first quarter of 2006 assumes no material change in the semiconductor spending environment.  Revenues in the first quarter are expected to be in a range of $90 million to $100 million. Worldwide revenues, including SEN, are expected to be $160 million to $175 million. The Company anticipates gross margins in the 40% range and results of operations to approximate breakeven for the quarter.

Axcelis assumes no responsibility to update guidance. Axcelis will only confirm or update guidance via a press release.

Fourth Quarter 2005 Conference Call

The Company will be hosting a conference call today, Wednesday, February 8, 2006, beginning at 5:00 pm ET.  The purpose of the call is to discuss fourth quarter 2005 results and to provide guidance for the first quarter of 2006.  The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1-800-479-1628 (1-719-457-2729 outside North America).  Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: James Kawski, and pass code: #3894917.  A telephone replay will be available from 8:00 pm ET on February 8, 2006 until 11:59 pm ET on February 15, 2006.  Dial 1-888-203-1112 (1-719-457-0820 outside North America), and enter conference ID code #3894917.  A webcast replay will be available from 8:00 pm ET on February 8, 2006 until 5:00 pm ET March 8, 2006.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions.  These statements, which include those relating to the company developing new products, building its position in the ion inplant market, and its guidance for the first quarter of 2006, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key product development centers in Beverly, Massachusetts, as well as in Toyo, Japan through its joint venture, SEN. The company’s Internet address is: www.axcelis.com.

Axcelis Technologies, Inc.
Consolidated Statements of Operations
In thousands, except per share amounts
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Revenue
Systems	$50,364	$48,529	$206,087	$326,521
Services	40,920	41,930	157,644	167,027
Royalties, primarily from Sumitomo Eaton Nova Corporation	1,660	4,048	8,809	14,428
	92,944	94,507	372,540	507,976
Cost of Revenue	54,953	55,634	218,109	296,448

Gross profit	37,991	38,873	154,431	211,528

Operating expenses
Research & development	19,743	15,200	70,908	63,209
Sales and marketing	10,261	10,910	44,826	47,593
General and administrative	10,635	11,504	45,631	46,149
Amortization of intangible assets	612	612	2,448	2,448
Restructuring charges	1,070	994	6,497	994
	42,321	39,220	170,310	160,393

Income (loss) from operations	(4,330)	(347)	(15,879)	51,135

Other income (expense)
Equity income of Sumitomo Eaton Nova Corporation	4,391	8,319	15,751	30,531
Interest income	1,660	827	5,459	2,032
Interest expense	(1,663)	(1,656)	(6,634)	(6,673)
Other-net	(677)	(795)	(679)	(1,886)
	3,711	6,695	13,897	24,004

Income (loss) before income taxes	(619)	6,348	(1,982)	75,139

Income taxes (credit)	716	(693)	1,873	964

Net income (loss)	$(1,335)	$7,041	$(3,855)	$74,175

Net income (loss) per share
Basic	$(0.01)	$0.07	$(0.04)	$0.75
Diluted	$(0.01)	$0.07	$(0.04)	$0.73

Shares used in computing net income (loss) per share
Basic	100,435	99,814	100,301	99,528
Diluted	100,435	100,620	100,301	101,205

Axcelis Technologies, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	December 31, 2005	December 31, 2004

Assets

Current assets
Cash and cash equivalents	$71,417	$108,295
Short-term investments	93,797	78,703
Restricted cash	8,037	3,498
Accounts receivable, net	79,379	83,767
Inventories	109,972	116,330
Prepaid expenses and other current assets	32,767	14,986
Total current assets	395,369	405,579

Property, plant & equipment, net	71,443	75,275
Investment in Sumitomo Eaton Nova Corporation	108,815	109,095
Goodwill	46,773	46,773
Intangible assets	16,100	17,671
Restricted cash, long-term portion	3,195	2,841
Other assets	19,748	31,628
	$661,443	$688,862

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$25,556	$24,278
Accrued compensation	18,437	27,030
Warranty	5,739	9,218
Income taxes	3,021	4,530
Deferred revenue	30,140	34,050
Other current liabilities	11,333	8,289
Total current liabilities	94,226	107,395

Long-term debt	125,000	125,000
Long-term deferred revenue	11,177	7,697
Other long-term liabilities	4,999	5,297

Stockholders’ equity
Preferred Stock	—	—
Common stock	101	100
Additional paid-in capital	466,454	457,335
Deferred compensation	(5,385)	(566)
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(31,187)	(27,332)
Accumulated other comprehensive income (loss)	(2,724)	15,154
	426,041	443,473
	$661,443	$688,862